Exhibit 5.7

CONSENT OF J. GIRARD

The undersigned hereby consents to the use of their report(s), and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of IAMGOLD Corporation.

IAMGOLD CORPORATION

/s/ Jérôme Girard
By:	Jérôme Girard, ing. P. Eng.
Manager of Metallurgy

Dated: April 5, 2016